EXHIBIT 99-23.d.15

AMENDMENT TO INVESTMENT SUB-ADVISORY  AGREEMENT

THIS AMENDMENT, dated as of February 20, 2009, amends the Investment Sub-Advisory Agreement dated November 7, 2007 (the “Agreement”) by and between Wilshire Associates Incorporated  (the “Adviser”) and Thompson, Siegel & Walmsley LLC (the “Sub-Adviser”).

WHEREAS, the parties desire to amend the sub-advisory fee rate set forth in Exhibit 2 – Fee Schedule to the Agreement.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1. Exhibit 2 – Fee Schedule of the Agreement shall be amended by revising the first paragraph to read as follows:

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rates:

___% on all assets

2. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED

By: ________________________________
Name:
Title:

THOMPSON, SIEGEL & WALMSLEY LLC

By: ________________________________
Name:
Title: